Exhibit 99.1

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Singapore 018989
Press Release
Flextronics contacts:
Thomas J. Smach
Chief Financial Officer
+1-408-576-7722
investorrelations@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
+1-408-646-5103
renee.brotherton@flextronics.com

Flextronics Announces Final Results of Elections for Merger Consideration
SINGAPORE, October 2, 2007 — As previously announced, Flextronics International Ltd. (NASDAQ:FLEX) completed its acquisition of Solectron Corporation on October 1, 2007. Flextronics today announced final results for the elections made by Solectron stockholders regarding the form of merger consideration they will receive in the merger. Pursuant to the terms of the merger agreement, Solectron stockholders were entitled to elect to receive either 0.3450 of a Flextronics ordinary share or $3.89 in cash for each share of Solectron common stock, subject to proration due to minimum and maximum limits on the amount of stock consideration and cash consideration. The election deadline expired at 5:00 p.m., EDT, on September 27, 2007.
The exchange agent for the transaction, Computershare Shareholders Services, Inc., has calculated that of the 918,438,865 shares of Solectron common stock outstanding as of the effective time of the merger:
•	725,108,506 of the outstanding Solectron shares, or 79.0%, have submitted valid elections to receive Flextronics ordinary shares;

•	81,440,695 of the outstanding Solectron shares, or 8.9%, have submitted valid elections to receive cash; and

•	111,889,664 of the outstanding Solectron shares, or 12.2%, did not submit valid elections.
Based on the election results and the terms of the merger agreement:
•	Solectron stockholders who elected to receive stock consideration will receive Flextronics ordinary shares with respect to approximately 88.66% of their Solectron shares and cash with respect to approximately 11.34% of their Solectron shares;

•	Solectron stockholders who elected to receive cash consideration will receive cash with respect to all of their Solectron shares; and

•	Solectron stockholders that failed to submit a valid election will receive cash with respect to all of their Solectron shares.
Flextronics will pay approximately $1.07 billion in cash and issue approximately 221.8 million Flextronics ordinary shares pursuant to the merger. No fractional Flextronics ordinary shares will be issued. Instead, each Solectron stockholder that would otherwise be entitled to receive Flextronics fractional shares will receive an amount in cash based on $11.42 per Flextronics ordinary share, the average of the per share closing prices of Flextronics ordinary shares reported on the NASDAQ Global Select Market during the five (5) consecutive trading days ending on the trading day immediately preceding the closing date of the merger.

Solectron stockholders with questions regarding individual allocation results should contact Innisfree M&A Incorporated toll free from within the United States and Canada at 877-825-8971.
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With the acquisition of Solectron, pro forma fiscal year 2007 revenues from continuing operations are more than US$30 billion. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 35 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.